Exhibit 99.1

BTHC VII, INC. ANNOUNCES MANAGEMENT CHANGES

Chicago – August 15, 2007 – BTHC VII, Inc. (OTCBB:BTVI), the parent company for Whitehall Jewelers, Inc., a national specialty retailer of fine jewelry, announced today certain management changes meant to streamline the organization along with a related decision to eliminate three senior vice president positions.

In connection with these changes, Michael Don was appointed, effective August 13, 2007, to the position of President and Chief Operating Officer. Mr. Don was previously serving as the Executive Vice President and Chief Financial Officer of the Company. He has previously held the position of Chief Operating, Chief Executive and Chief Financial Officer of other companies, including serving as the Chief Executive Officer of Fred Meyer Jewelers, Inc. from 1996 to 2000. Mr. Don will be overseeing operations for the Company at both the store level and at the corporate office.

The Company also announced that effective August 20, 2007, Peter Michielutti will join the Company as Executive Vice President and Chief Financial Officer. Mr. Michielutti has been providing support to the Company in the finance area on a consulting basis. Mr. Michielutti has over 15 years of experience as a Chief Financial Officer. Prior to consulting with the Company, Mr. Michielutti was the Executive Vice President, Chief Financial Officer and Chief Operating Officer of Wilsons Leather. Prior to that he served in senior executive positions at U.S. Bancorp and was the Chief Financial Officer at Fingerhut Companies.

On August 13, 2007, David Harris, Senior Vice President – Store Operations, announced that he was leaving the Company to pursue other opportunities.

About BTHC
Through its wholly owned operating subsidiary, Whitehall Jewelers, BTHC operates a national specialty retailer of fine jewelry, operating 314 stores in 37 states. The Company operates stores in regional and super regional shopping malls under the names Whitehall and Lundstrom.

Contact:
BTHC VII, Inc.
Robert Nachwalter
Senior Vice President and General Counsel
312-762-0594